Exhibit 99.1

Chicken Soup for the Soul Entertainment Announces $3.1 Million in Revenue for the Second Quarter of 2018

Reiterates Full-Year 2018 Expectations for $36 Million in Revenue and $18 Million in Adjusted EBITDA

Signs Definitive Agreement to Acquire Leading Subscription-Based Video-On-Demand Service

COS COB, CT – AUGUST 14, 2018 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a growing media company building online video-on-demand (“VOD”) networks that provide positive and entertaining video content for all screens, today announced its financial results for the three- and six-month periods ended June 30, 2018.

Second Quarter 2018 and Subsequent Business Highlights

•	Total revenue of $3.1 million, in line with expectations
•	Net loss of $1.4 million
•	Adjusted EBITDA of $400,000, in line with expectations
•	Announced a definitive agreement to acquire Pivotshare, a global subscription-based VOD service offering channels online across a variety of categories, including music, sports, religion, arts and culture, lifestyle and family
•	Launched production of a new series, The Fixer (executive produced by actor and investor Ashton Kutcher), which is aimed at helping millennials overcome their financial struggles and the issues that cause them
•	Entered into agreements with four new sponsors for The Fixer: Acorns, Chegg, Handy and Adobe
•	Completed the sale of 646,497 shares of CSS Entertainment’s Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $25.00 per share with gross proceeds of approximately $16.4 million
•	Repurchased 74,235 shares of Class A common stock at a cost of approximately $633,000
•	Declared a special one-time dividend of $0.45 per share, totaling approximately $5.2 million, on shares of Class A and Class B common stock

William J. Rouhana, Jr., chairman and chief executive officer, stated “Our online network business increased substantially in the first half of 2018 to nearly $1.4 million in total revenue, demonstrating the commercial appeal of our A Plus and Popcornflix networks. In the three quarters since we acquired Popcornflix, our average monthly views have exceeded 24 million per quarter compared to approximately 19 million views per quarter for the prior three quarters. Adding a global subscription-based VOD service through Pivotshare is the next important step in our VOD strategy. Pivotshare’s 25,000 subscriptions generate nearly $2.4 million in annualized revenue. As a result, our total VOD revenue will exceed $5 million annually.”

Rouhana continued, “There is no doubt that the total value of online VOD services is increasing. AMC’s acquisition of RLJ Entertainment last month for more than a quarter of a billion dollars, Sony’s current valuation of Crackle reported to be approximately $200 million, and GAIA’s market value exceeding $300 million all indicate that our Popcornflix and Pivotshare assets together have great value. We believe this is not yet fully reflected in our current market valuation.”

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“The production portion of our business remains ahead of schedule compared to prior years with our latest series, The Fixer, bringing our total half-hours of TV episodes to 20 out of our total goal of 60 episodes committed for production this year,” Rouhana added. “This quarter’s television and short-form video production revenue was driven by already existing series being sold internationally. Our pipeline of additional series is growing, and we are on track to exceed commitments for more than 60 half-hour episodes. We have also begun to work on commitments to fill our 2019 pipeline.”

“We are reiterating our full-year 2018 outlook of $36.0 million in revenue and $18.0 million in Adjusted EBITDA, excluding the pending acquisition of Pivotshare that is not expected to have a material affect this year,” said Scott W. Seaton, vice chairman. “We expect our financial results in the third quarter will reflect the historical acceleration of our business as we head into the second half of the year.”

“We continued to strengthen our balance sheet in the second quarter by successfully placing a public offering of redeemable perpetual preferred stock that was oversubscribed for gross proceeds of $16.4 million,” Seaton continued. “We are pleased that the acquisition of Pivotshare was funded primarily through the issuance of additional perpetual preferred stock giving us a new acquisition currency and further increasing our cash flow and strengthening our balance sheet. We expect to generate approximately $1 million in annualized Adjusted EBITDA from cost synergies related to the acquisition, which is more than twice the amount of the dividends on the preferred shares we issued in connection with the purchase.”

Q2 2018 Financial Summary

Total revenue for the three months ended June 30, 2018 was $3.1 million compared to $793,000 in the year-ago period. The increase was primarily driven by the acquisition of Screen Media in November 2017, and the growth of online networks. Revenue was generated as follows:

•	Online networks, which include A Plus and Popcornflix, generated $725,000 in revenue in the second quarter of 2018 compared to $92,000 in the second quarter of 2017.
•	Television and film distribution generated $2.0 million in the second quarter of 2018.
•	Television and short-form video production generated $306,000 in the second quarter of 2018, compared to $701,000 in the second quarter last year.

Gross profit for the three months ended June 30, 2018 was $1.1 million, or 39% of net revenue, compared to $472,000, or 60% of net revenue, for the year-ago period. The lower gross profit percentage results from $1.2 million of non-cash amortization of the film library in the company’s traditional distribution business, which is required by GAAP to be included in cost of goods sold. Without this non-cash charge, the gross profit would have been $2.3 million or 79% of net revenue, which is higher than last year.

Operating loss for the three months ended June 30, 2018 was $1.3 million compared to $162,000 for the year-ago period. The increased operating loss results from the same $1.2 million of non-cash amortization of the film library. Without this non-cash charge, the operating loss would have been $92,000, or slightly better than last year.

Adjusted EBITDA for the three months ended June 30, 2018 was approximately $385,000 compared to $166,000 for the year-ago period.

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Total revenue for the six months ended June 30, 2018 was $9.1 million compared to $2.2 million in the year-ago period. The increase was primarily driven by the acquisition of Screen Media in November 2017, and the growth of online networks. Revenue was generated as follows:

•	Online networks, which include A Plus and Popcornflix, generated $1.4 million in revenue in the first six months of 2018 compared to $178,000 in the year-ago period.
•	Television and film distribution generated $5.3 million in the first six months of 2018.
•	Television and short-form video production generated $2.4 million in the first six months of 2018, compared to $2.0 million in the year-ago period.

Gross profit for the six months ended June 30, 2018 was $3.8 million, or 43% of net revenue, compared to $1.4 million, or 64% of net revenue for the year-ago period. The lower gross profit percentage results from $2.6 million of the same non-cash amortization of the film library in the company’s traditional distribution business, which is required by GAAP to be included in cost of goods sold. Without this non-cash charge, the gross profit would have been $6.4 million or 74% of net revenue, which is higher than last year.

Operating loss for the six months ended June 30, 2018 was $1.4 million compared to an operating profit of $379,000 for the year-ago period. The increased operating loss results from the same $2.6 million of non-cash amortization of the film library. Without this non-cash charge, the operating profit would have been $1.2 million, which is significantly better than last year.

Adjusted EBITDA for the six months ended June 30, 2018 was $2.1 million compared to $860,000 for the year-ago period.

As of June 30, 2018, the company had $18.2 million of cash and cash equivalents, compared to $2.2 million as of December 31, 2017 and outstanding debt of $7.1 million as of June 30, 2018 compared to $1.5 million outstanding as of December 31, 2017.

Subsequent to quarter end in July 2018, the company’s Board of Directors declared a one-time, special dividend in the amount of $0.45 per share on its common stock, which was paid on August 10, 2018 to the stockholders of record as of the close of business on August 6, 2018.

As of June 30, 2018, the company had repurchased 74,235 shares at a cost of approximately $633,000 under a $5 million stock repurchase program authorized by the board of directors on March 27, 2018.

The company has filed a quarterly report on Form 10-Q with the SEC with respect to its financial results.

Full Year 2018 Outlook

For the full-year 2018, the company expects to report:

•	Revenue of approximately $36.0 million
•	Adjusted EBITDA, a non-GAAP measure, of approximately $18.0 million

For a discussion of the financial measures presented herein that are not calculated or presented in accordance with U.S. generally accepted accounting principles ("GAAP"), see "Note Regarding Use of Non-GAAP Financial Measures" below and the schedules to this press release for additional information and reconciliations of non-GAAP financial measures.

The company presents non-GAAP measures such as Adjusted EBITDA and Pro Forma Adjusted EBITDA to assist in an analysis of its business. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

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Conference Call Information

To participate in this event, dial in approximately 5 to 10 minutes before the beginning of the call.

•	Date, Time: Tuesday, August 14, 2018, 4:30 p.m. ET
•	Toll-free: (833) 832-5128
•	International: (484) 747-6583
•	Conference ID: 3565988

A live webcast is available at http://ir.cssentertainment.com/ under the “News & Events” tab

Conference Call Replay Information

•	Toll-free: (855) 859-2056
•	International: (404) 537-3406
•	Reference ID: 3565988

About Chicken Soup for The Soul Entertainment

Chicken Soup for the Soul Entertainment, Inc. is a growing media company building online video-on-demand (“VOD”) networks that provide positive and entertaining video content for all screens. The company also curates, produces and distributes long- and short-form video content that brings out the best of the human spirit, and distributes the online content of its affiliate, A Plus. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. The company is also expanding its partnerships with sponsors, television networks and independent producers. The company’s subsidiary, Screen Media, is a leading global independent television and film distribution company that owns one of the largest independently owned television and film libraries. The company also owns Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network, and four additional AVOD networks that collectively have rights to exhibit thousands of movies and television episodes. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

Note Regarding Use of Non-GAAP Financial Measures

The company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). It uses a non-GAAP financial measure to evaluate its results of operations and as a supplemental indicator of operating performance. The non-GAAP financial measure that is used is Adjusted EBITDA. Adjusted EBITDA (as defined below) is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Management believes this non-GAAP financial measure enhances the understanding of the company’s historical and current financial results and enables the board of directors and management to analyze and evaluate financial and strategic planning decisions that will directly affect operating decisions and investments. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or non-recurring items or by non-cash items. This non-GAAP financial measure should be considered in addition to, rather than as a substitute for, the company’s actual operating results included in its condensed consolidated financial statements.

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“Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization and non-cash share-based compensation expense, and also includes the gain on bargain purchase of subsidiary and adjustments for other identified charges such as costs incurred to form the company and to prepare for the offering of its Class A common stock to the public, prior to its IPO. Identified charges also include the cost of maintaining a board of directors prior to being a publicly traded company. As the IPO has been completed, director fees will be deducted from Adjusted EBITDA going forward. Adjusted EBITDA is not an earnings measure recognized by GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. Management believes Adjusted EBITDA to be a meaningful indicator of the company’s performance that provides useful information to investors regarding its financial condition and results of operations. The most comparable GAAP measure is operating income.

A reconciliation of net loss to Adjusted EBITDA is provided in the company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2018 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Reconciliation of Unaudited Historical Results to Adjusted EBITDA.”

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties that could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if the company’s underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from the company’s expectations and projections.

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INVESTOR RELATIONS

James Carbonara

Hayden IR

james@haydenir.com

(646) 755-7412

MEDIA CONTACT
Marion Janic

RooneyPartners LLC

mjanic@rooneyco.com

(212) 223-4017

Tables Follow

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Chicken Soup for the Soul Entertainment, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2018	2017	2018	2017

Revenue
Online networks	$724,717	$91,840	$1,386,583	$178,150
Television and film distribution	2,031,818	-	5,274,965	-
Television and short-form video production	306,000	700,877	2,435,281	2,031,665
Total revenue	3,062,535	792,717	9,096,829	2,209,815
Less: returns and allowances	(125,645)	-	(445,994)	-
Net revenue	2,936,890	792,717	8,650,835	2,209,815
Cost of revenue (including $1,168,393 and $0 of non-cash amortization of film library for the three months ended June 30, 2018 and 2017, respectively, and $2,622,532 and $0 for the six months ended June 30, 2018 and 2017, respectively)	1,788,416	320,717	4,891,478	794,923
Gross profit	1,148,474	472,000	3,759,357	1,414,892
Operating expenses:
Selling, general and administrative (including $239,005 and $159,406 of non-cash share-based compensation expense for the three months ended June 30, 2018 and 2017, respectively, and $493,200 and $292,191) for the six months ended June 30, 2018 and 2017, respectively)	2,115,264	554,905	4,314,511	814,913
Management and license fees	293,689	79,272	865,083	220,982
Total operating expenses	2,408,953	634,177	5,179,594	1,035,895

Operating (loss) income	(1,260,479)	(162,177)	(1,420,237)	378,997
Interest income	3,460	3	3,621	9
Interest expense	(97,263)	(576,612)	(118,818)	(1,052,438)
Acquisition-related costs	-	-	(45,300)	-
Loss before income taxes	(1,354,282)	(738,786)	(1,580,734)	(673,432)
Provision for (benefit from) income taxes	79,000	(40,000)	415,000	159,000
Net loss	$(1,433,282)	$(698,786)	$(1,995,734)	$(832,432)
Net loss per common share:
Basic and diluted net loss per common share	$(0.12)	$(0.08)	$(0.17)	$(0.09)
Weighted average basic and diluted shares outstanding	11,574,924	9,144,282	11,592,555	9,105,949

See accompanying notes to unaudited condensed consolidated financial statements.

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Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss as reported	$(1,433,282)	$(698,786)	$(1,995,734)	$(832,432)
Provision for (benefit from) income taxes	79,000	(40,000)	415,000	159,000
Interest expense, net of interest income (a)	93,804	576,609	115,198	1,052,429
Film library amortization, included in cost of revenue (non-cash)	1,168,393	-	2,622,532	-
Share-based compensation expense	239,005	159,406	493,200	292,191
Acquisition-related costs and consulting fees, related to Screen Media	50,000	-	145,300	-
Bad debt expense	52,519	-	140,151	-
Amortization of leasehold improvements	13,033	-	26,066	-
Organization costs and directors costs (b)	-	169,028	-	188,745
Nonrecurring costs	122,276	-	122,278	-
Adjusted EBITDA	$384,747	$166,257	$2,083,991	$859,933

(a)	Includes non-cash amortization of debt discounts and amortization of deferred financing costs of $14,290 and $849,640 for the six month periods ended June 30, 2018 and 2017, respectively.
(b)	Includes the costs incurred to form our Company and to prepare for the offering of our common stock to the public. This includes the costs of maintaining a board of directors prior to being a publicly traded company.

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Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS

Cash and cash equivalents	$18,208,439	$2,172,046
Restricted cash	629,975	-
Accounts receivable, net	7,615,198	8,058,352
Prepaid expenses	247,345	228,145
Inventory, net	477,123	368,964
Intangible asset - video content license	5,000,000	5,000,000
Prepaid distribution fees	1,749,178	1,892,806
Other intangible asset	125,000	125,000
Popcornflix film rights and other assets	7,174,548	7,163,943
Film library, net	23,992,541	22,655,645
Due from affiliated companies	6,743,535	6,128,629
Programming costs, net	8,879,282	7,651,145
Other assets, net	320,627	298,133
Total assets	$81,162,791	$61,742,808

LIABILITIES AND STOCKHOLDERS' EQUITY

Senior secured notes payable under revolving line of credit to related party	$-	$1,500,000
Senior secured term loan and revolving line of credit to third party lender, net of unamortized deferred finance cost of $301,051 and $0, respectively	7,115,616	-
Accounts payable and accrued expenses	1,418,991	1,002,536
Accrued programming costs	48,833	375,761
Film library acquisition obligations	2,240,600	663,400
Accrued participation costs	2,526,033	2,620,417
Other liabilities	105,382	144,533
Deferred tax liability, net	625,000	257,000
Deferred revenue	900,000	515,000
Total liabilities	14,980,455	7,078,647

Commitments and contingencies

Stockholders' equity
Series A cumulative redeemable perpetual preferred stock, $.0001 par value, liquidation preference of $25.00 per share, 10,000,000 shares authorized; 600,000 and 0 shares issued and outstanding, respectively, redemption value of $15,000,000 and $0, respectively	60	-
Class A common stock, $.0001 par value, 70,000,000 share authorized; 3,798,454 and 3,746,054 shares issued, 3,724,219 and 3,746,054 outstanding, respectively	379	374
Class B common stock, $.0001 par value, 20,000,000 shares authorized; 7,817,238 and 7,863,938 shares issued and outstanding, respectively	782	786
Additional paid-in capital	46,471,079	32,324,500
Retained earnings	20,342,765	22,338,501
Class A common stock held in treasury, at cost (74,235 shares)	(632,729)	-
Total stockholders' equity	66,182,336	54,664,161
Total liabilities and stockholders' equity	$81,162,792	$61,742,808

See accompanying notes to unaudited condensed consolidated financial statements.

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